VOTING TRUST AGREEMENT*

THIS AGREEMENT made the 15th day of August, 2007

BETWEEN:

CW Media Inc., a corporation incorporated under the laws of Canada, and the successor to AA Acquisition Corp. (formerly 6681859 Canada Inc.) (“Amalco”)

- and -

James B. Macdonald (hereinafter referred to as the “Trustee”)

BACKGROUND:

Whereas on January 10, 2007 AA Acquisition Corp., a subsidiary of CanWest MediaWorks Inc. (“CanWest”), announced its agreement, subject to certain conditions, to acquire all of the issued and outstanding shares of Alliance Atlantis Communications Inc. (“AACI”) by way of a plan of arrangement (the “Arrangement”);

And Whereas AACI, through Alliance Atlantis Broadcasting Inc. (“AABI”), owned shares and interests in entities (the “Regulated Entities”) that hold various licences, permits, franchises and authorizations issued by the Canadian Radio-television and Telecommunications Commission (the “CRTC”) with respect to specialty television broadcasting undertakings, as described in Schedule A to this agreement (the “Agreement”);

And Whereas AA Acquisition Corp. completed the steps set out in the Arrangement as a result of which Amalco acquired all of the issued and outstanding shares of AACI;

And Whereas prior to the completion of the Arrangement, AABI transferred certain broadcasting assets and agreements and AACI transferred certain designated broadcasting employees to a newly incorporated wholly-owned subsidiary of AABI ("New AABI");

And Whereas following the completion of the Arrangement, AA Acquisition Corp. completed certain other transactions, including an intra-corporate reorganization of AACI and its subsidiaries pursuant to which (i) AA Acquisition Corp. was amalgamated in succession with AACI, Alliance Atlantis Productions Ltd. and AABI to form Amalco and (ii) AACI’s businesses that are subject to regulation by the

* Certain material has been omitted from this Voting Trust Agreement pursuant to a request for confidential treatment and such omitted material has been filed separately with the U.S. Securities and Exchange Commission.  Material omitted from this agreement is replaced by an asterisk.

CRTC were separated from those that are not so regulated, all as more particularly described in CRTC Application 2007-0196-3 (the “Reorganization”);

And Whereas following the Reorganization, Amalco now owns, among other things, the shares of: (i) 4437420 Canada Inc., the corporation resulting from the amalgamation of New AABI with a wholly-owned subsidiary of Amalco; (ii) History Television Inc.; (iii) Life Network Inc.; (iv) Showcase Television Inc.; (v) 4437471 Canada Inc. (“SpecialtyWorks Holdco”), a corporation that holds the shares of certain non-wholly owned Regulated Entities indicated in Schedule A; and (vi) 4399781 Canada Inc, as well 50% of the partnership interests of Historia and Séries+, S.E.N.C.  These entities are collectively referred to as the “Specialty TVCos” and the shares and partnership interests in the Specialty TVCos are collectively referred to as the “STVCo Interests”.  An organizational chart depicting the post-Reorganization structure of the Specialty TVCos is attached as Schedule B;

And Whereas all of the shares of Amalco are owned by a holding corporation of which CanWest indirectly owns 66 2/3% of the voting shares and GS Capital Partners VI, L.P. (“GSCP”) indirectly owns 33 1/3% of the voting shares;

And Whereas the proposed transfer of control of the STVCo Interests to Amalco will require the prior approval of the CRTC on terms acceptable to Amalco (the “Transaction Approval”);

And Whereas Amalco filed an application with the CRTC on May 4, 2007 requesting any required Transaction Approval;

And Whereas, under the Broadcasting Act and its regulations, Amalco is obligated not to exercise control over the operations of the Specialty TVCos prior to the granting of the Transaction Approval by the CRTC;

And Whereas Amalco is of the view that the deposit with the Trustee of the STVCo Interests to be held by the Trustee for the benefit of Amalco on and subject to the terms herein contained is an appropriate mechanism to ensure that beneficial ownership of the STVCo Interests remain with Amalco, while ensuring that all voting rights associated with the STVCo Interests (and hence effective control) of AACI’s broadcasting undertakings, are exercised by an independent, arm’s length party, pending the CRTC’s consideration of the proposed transfer of control of the STVCo Interests, as per the CRTC’s policy regarding use of trust arrangements as set out in Public Notice CRTC 1999-196;

And Whereas the deposit of the STVCo Interests with the Trustee provides assurance that Amalco’s obligation not to exercise control over the operations of the Specialty TVCos prior to the granting of the Transaction Approval will be satisfied;

And Whereas the establishment of this voting trust and the deposit of the STVCo Interests with the Trustee in accordance with the terms of this Agreement is consistent with Public Notice CRTC 1999-196;

And Whereas the foregoing recitals are those of Amalco and not of the Trustee;

Now Therefore in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Amalco and the Trustee hereby covenant and agree as follows:

1.	Creation and Purpose of Voting Trust

Subject to the terms and conditions of this Agreement, a voting trust (“Voting Trust”) in respect of the STVCo Interests (collectively, the “Deposited Securities”) is hereby created and established under which, inter alia, legal title in and to the Deposited Securities is transferred to the Trustee, and the Trustee hereby accepts the Voting Trust created hereby and agrees to serve as trustee hereunder in accordance with the terms hereof.

Subject as provided below, the Voting Trust created hereby shall be irrevocable:

(a)
until Transaction Approval has been obtained on terms acceptable to Amalco and all of the Deposited Securities and other property then held by the Trustee pursuant to this Agreement have been transferred into the name of and delivered to or to the order of Amalco as provided in paragraph 4(d) below; or

(b)
until the completion of the sale of all of the Deposited Securities pursuant to a Request Sale Notice as provided in paragraph 4(e) below or pursuant to a notice given in accordance with paragraph 4(g) below.

2.	Holding of Deposited Securities

(a)
Amalco shall, following the completion of the Reorganization, subject to any guarantees and security interests granted in favour of any financial institution(s) or other lender(s) (“Lender”) to secure loans made by such Lender to Amalco or one or more parent entity or subsidiary entity of Amalco (collectively the “Borrower”) to enable Amalco to acquire all or part of the STVCo Interests, or to secure additional loans and/or maintain operating loans, transfer and deliver to the Trustee all of the certificates representing the Deposited Securities.  Amalco shall ensure that any such guarantees or security interests are subject to any applicable regulatory requirements.

(b)
When so requested by Amalco in writing, the Trustee shall deliver, from time to time, to Amalco acknowledgements in writing as to the number, class, face amount and other characteristics as applicable of the Deposited Securities held by him at the time of such request.

(c)
Subject to the requirements of any agreement granting any guarantees or security interests in the Deposited Securities in favour of any Lender to secure loans made by such Lender to the Borrower, the Trustee shall retain and hold in Ontario the certificates representing the Deposited Securities only in accordance with and subject to the terms and conditions set forth in this Agreement.  Except where the  Deposited Securities are pledged to a Lender as contemplated in the preceding paragraph, all certificates and other instruments evidencing the Deposited Securities shall at all times be and remain in the possession of the Trustee.  As directed in writing by Amalco (but without becoming personally liable with respect thereto), the Trustee shall cause the granting of guarantees and security interests (subject to applicable regulatory requirements) or give acknowledgements of any existing guarantees or security interests referred to in paragraph 2(a) above, in the Deposited Securities securing loans made by one or more Lenders to the Borrower.  The Trustee shall not cause the execution of any hypothecation agreement unless it contains provisions stating that:

(i)	voting rights for any pledged shares or other interests and all rights of the Trustee hereunder will remain with the Trustee, even in the event of a default by the Borrower on the loans (a “Default”);

(ii)	in the event of a Default, there will be a public or private sale of the pledged shares or other instruments or interests that are Deposited Securities; and

(iii)
prior to the exercise of rights by the secured party or by a purchaser of such shares or other instruments or interests that are Deposited Securities, the prior approval of the CRTC, if required, will be obtained.

The Trustee shall have no authority to sell, transfer, assign, pledge or otherwise dispose of or encumber the Deposited Securities, except to the extent otherwise specifically provided in this Agreement.

3.	Maintenance of Records

The Trustee shall maintain such records and books as are necessary or appropriate to enable the Trustee to carry out the terms and conditions of this Agreement.

4.	Voting and Other Actions by Trustee

(a)
During the term of this Agreement, all voting rights with respect to the Deposited Securities, and the right as shareholder or partner to take part in or consent to any corporate or shareholder or partner action of any kind with respect to the Specialty TVCos shall be vested in and exercised by the Trustee, subject to the terms of any existing shareholder agreement or other agreement relating to the SpecialtyTVCos or any of the Regulated Entities.

(b)
During the term of this Agreement, and subject to the terms of any existing shareholder agreement or other agreement relating to the Specialty TVCos or any of the Regulated Entities, the Trustee shall vote or cause the Deposited Securities to be voted, and otherwise exercise such voting rights and rights as shareholder or partner, as follows:

(i)
to cause such actions to be taken as the Trustee may deem necessary so as to maintain the continuity of the operations and general character of the Specialty TVCos in the ordinary course of their respective businesses, including satisfying commitments that are legally binding on the Specialty TVCos, including, for greater certainty, to vote against any sale of assets outside the ordinary course of business;

(ii)
to require a shareholders meeting to be held if necessary and to remove from office by ordinary resolution, in accordance with advice from his legal advisor, who, to the best of the Trustee’s knowledge, shall not be legal counsel to Amalco, GSCP or any of their respective shareholders, affiliates or subsidiaries (“Legal Advice”), any director of the Specialty TVCos who the Trustee believes, acting reasonably, will not in the future be an Assisting Director.  For these purposes, an “Assisting Director” is any person who does not oppose, impede or impair the completion of the Arrangement or the Reorganization, who renders to the Trustee and Amalco all assistance necessary to effect the Reorganization, who at all times acts in a manner consistent with effecting the Arrangement and the Reorganization and maintaining the continuity of the operations and general character of the Specialty TVCos in the ordinary course of their respective businesses (including satisfying commitments that are legally binding on the Specialty TVCos), who does not waste corporate assets or otherwise act in a manner inconsistent with the fiduciary responsibilities of a director and who provides written confirmation (a “Confirmation”) when requested to do so by the Trustee that the director is and intends in the future to be an Assisting Director;

(iii)
in any manner necessary based on Legal Advice, to elect or appoint as directors of the Specialty TVCos such additional individuals as the Trustee in his absolute discretion determines (which may include the Trustee), provided that any individual to be elected or appointed as director has provided to the Trustee a Confirmation and the Trustee believes, acting reasonably, that the individual will be an Assisting Director, to vacancies on the board of directors of the Specialty TVCos during the term of this Agreement;

(iv)	to replace any member of the board of directors of the Specialty TVCos who resigns or is removed for cause as specified in subparagraph 4(b)(ii).  In exercising these powers to elect or appoint new directors, the Trustee shall not appoint a person who, to the best of the Trustee’s knowledge, is a partner, officer, employee, director, shareholder, subsidiary, affiliate or competitor (other than the Specialty TVCos), of Amalco or GSCP, or who, to the best of the Trustee’s knowledge, has any professional business or familial relationship with Amalco or GSCP or any partner, officer, employee, director, shareholder, subsidiary, affiliate, or, competitor (other than the Specialty TVCos), of Amalco or GSCP (any such person so related to Amalco or GSCP being hereinafter referred to as a “Disqualified Person”);

(v)
subject to subparagraphs (i), (ii), (iii) and (iv) of this paragraph 4(b), in the Trustee’s absolute discretion based on Legal Advice, to re-elect or re-appoint at annual shareholders meetings of the Specialty TVCos and any other shareholders meetings of the Specialty TVCos at which directors are to be elected, or to appoint each director of the Specialty TVCos who was a director prior to such meeting and otherwise to fill vacancies existing on the board of directors of the Specialty TVCos;

(vi)
to deliver to the Specialty TVCos and to each of their directors a written declaration requiring that copies of all monthly management and operational reports and financial data relating to the Specialty TVCos that are prepared in the ordinary course of business and such other reports the Trustee considers reasonably necessary to direct and supervise and monitor the operations of the Specialty TVCos, shall be delivered to the Trustee and providing that the powers of such directors are restricted in that they may not use such powers to cause the Specialty TVCos to carry on business except in the ordinary course;

(vii)
in the manner necessary so that the Specialty TVCos shall carry on business in the ordinary course, not make or permit any changes out of the ordinary course, except as provided for in this Agreement or as contemplated by the Reorganization.  Except as contemplated by the Reorganization, the Trustee agrees that he intends to cause the Specialty TVCos to operate only in the ordinary course, consistent with past practice, applicable legal and regulatory requirements and conditions of licences, and in particular, to cause the Specialty TVCos to act in a manner designed to safeguard their assets, maintain the continuity of their operations, including maintaining in good standing all licences issued to the Specialty TVCos, maintain the general character of the Specialty TVCos’ operations and preserve their business organization and relationships with customers, suppliers and others.  To such end, the Trustee and/or the Specialty TVCos may enter into such arrangements on commercial terms for the supply of services as to enable the Specialty TVCos to carry on their businesses in the ordinary course and consistent with past practice;

(viii)
upon notice in writing from Amalco, to obtain such waivers or consents from the Lenders to the Borrower as are necessary to permit the transfer of the Deposited Securities to the Trustee in accordance with the terms of this Agreement; or, to the extent such consents or waivers cannot be obtained, to obtain replacement financing on terms acceptable to Amalco;

(ix)	in order to:

(A)
obtain for Amalco all written information and provide such commercially reasonable assistance as may be requested by Amalco in writing from the Specialty TVCos in order to obtain Transaction Approval (including, without limitation, by making any applications and giving any consents required for such purpose); and

(B)
obtain (to the extent not already obtained) all approvals, consents and waivers (other than Transaction Approval) required to implement the Reorganization or to avoid or cure any breach of any applicable law or of the obligations of the Specialty TVCos under any material agreement or any loss or threatened loss of any material rights of the Specialty TVCos as a result of the Reorganization and satisfy all conditions attached to all such approvals, consents and waivers and Transaction Approval;

and in the event that, based on Legal Advice, the Trustee determines that any director of the Specialty TVCos is preventing such Specialty TVCos from complying, or refusing to give any authorization required to enable the Specialty TVCos to comply, or is otherwise opposing, impeding or impairing such compliance, the Trustee shall, to the extent within the Trustee’s power and control, vote or cause the Deposited Securities to be voted and otherwise exercise such voting rights and rights as a shareholder to remove such director from office in accordance with Legal Advice.

(c)
No person other than the Trustee shall have any voting rights in respect of any of the Deposited Securities so long as this Agreement is in effect; provided that the Trustee may appoint a proxy to vote the Deposited Securities solely in the manner directed by the Trustee.  The Trustee shall have no direct or indirect beneficial interest in the Deposited Securities, and shall only have such voting and other rights as are specified in this Agreement.

(d)
The Trustee shall cause the certificates and all other documents representing all of the Deposited Securities then held by the Trustee to be transferred into the name of and delivered to or to the order of Amalco, and shall take all other actions appropriate to effectuate the transfer and delivery to or to the order of Amalco, of legal title to the Deposited Securities and all other property then held by the Trustee pursuant to this Agreement at such time as:

(i)	Transaction Approval on terms acceptable to Amalco has been granted and such approval has become effective or such approval is no longer necessary; and

(ii)	the Trustee receives a written notice from Amalco authorizing such transfer and delivery.

(e)
If Amalco, by notice in writing to the Trustee (a “Request Sale Notice”), informs the Trustee that it has not obtained Transaction Approval on terms acceptable to Amalco and is of the view that Transaction Approval on terms acceptable to Amalco will not, in any event, be obtained thereafter, then, subject as hereinafter provided, the Trustee, acting for the benefit of Amalco, to the extent within the Trustee’s power and control and subject to the rights of other Specialty TVCos securityholders, shall sell the Deposited Securities or the securities or assets of the Specialty TVCos as soon as practicable, consistent with the objective of obtaining the best value reasonably obtainable to Amalco on an after tax basis and after reasonable consultation with Amalco as to the terms and proposed parties to any such transaction based on advice received from those advisors he deems appropriate, provided such advisors are not, to the best of the Trustee’s knowledge, immediately prior to and during the term of this Agreement, advisors to, and do not have any material professional, business, or familial relationship with Amalco, GSCP or their respective shareholders, subsidiaries, or affiliates (“Advice”) including, without limitation, causing the Specialty TVCos to be reorganized and/or to pay dividends and to make distributions on their respective securities as the Trustee determines based on Advice so as to maximize after-tax proceeds.  The Trustee shall, in a manner consistent with the Trustee’s fiduciary obligations hereunder, have discretion in determining the sale procedure in selecting the purchasing party or parties and in determining the terms of such sales with a view to obtaining the best value reasonably obtainable; provided, however, that Amalco may withdraw the Request Sale Notice at any time prior to the consummation of any such sale, subject to the independent concurrence by the Trustee based on Advice as to such withdrawal.  All sales shall be conducted in compliance with applicable securities laws, and shall be subject to such prior regulatory approvals as may be required.  Nothing herein provides, nor shall it be construed to provide, Amalco with an absolute veto over any such sales.  Amalco shall execute all documentation and take all steps necessary to allow the Trustee to discharge its obligations under this paragraph 4.

(f)
During the term of the Voting Trust, Amalco by notice in writing to the Trustee, may require the Trustee from time to time to take any step, action or proceeding as may be necessary or advisable in connection with obtaining any required regulatory approvals, including the disposition or proposed disposition of the securities or assets of the Specialty TVCos (a “Regulatory Disposition”), as set out in such notice (a “Regulatory Disposition Notice”).  Upon a Regulatory Disposition Notice being given, the Trustee shall take all action required by Amalco in such notice to cause the Specialty TVCos, to the extent necessary, to comply with such notice and to render all assistance required by Amalco in connection therewith in the manner and upon the terms set out in Amalco’s notice subject to any requirements of applicable law.

(g)
After obtaining Transaction Approval on terms acceptable to Amalco, Amalco by notice in writing to the Trustee may require the Trustee from time to time, to the extent within the Trustee’s power and control and subject to the rights of other Specialty TVCos securityholders, to take any step, action or proceeding in connection with the business, corporate and capital structure of the Specialty TVCos and/or the disposition or proposed disposition of the securities or assets of the Specialty TVCos set out in such notice.  Upon any such notice being given, the Trustee shall take all action required by Amalco in such notice to cause the Specialty TVCos, to the extent necessary, to comply with such notice and to render all assistance required by Amalco in connection therewith in the manner and upon the terms set out in Amalco’s notice subject to any requirements of applicable law.

(h)
The Trustee shall have the power and shall take such further actions (including, but not limited to, taking legal action) to render and cause the Specialty TVCos, to the extent applicable or necessary, finalize, execute and deliver any and all such further documents, agreements, authorizations, elections or other instruments in respect of the Reorganization, including any agreements, guarantees, security agreements and related documentation requested by the Lenders pursuant to any financing arrangements of the Borrower;

(i)
Subject to the terms of this Agreement, if the Trustee receives an offer for the acquisition of the Deposited Securities, the Trustee shall reject any such offer, unless expressly advised otherwise by Amalco in writing.

5.	Restricted Material Agreements

(a)	Schedule C sets out a list of restricted material agreements that Amalco will not be assigning to New AABI as part of the Reorganization (the

“Restricted Material Agreements”). Amalco agrees to hold the Restricted Material Agreements for the benefit of New AABI, and in this regard undertakes to:

(i)	enforce the rights of Amalco under the Restricted Material Agreements against the issuer thereof or the other parties thereto;

(ii)	refrain at all times from

(A)	using any such Restricted Material Agreements for its own purposes or for exercising any control over the operations of the Specialty TVCos; and

(B)
assigning or providing the benefit of any such Restricted Material Agreement to any other party, including CanWest, GSCP or any of their respective shareholders, affiliates or subsidiaries (other than the Specialty TVCos);

(iii)	pay or cause to be paid to one or more of the Specialty TVCos all monies collected by or paid to Amalco in respect of such Restricted Material Agreements;

(iv)
take all such actions and do, or cause to be done, all such things as New AABI may reasonably require in order that the value and benefits of the applicable Restricted Material Agreements shall be preserved and enure to the benefit of New AABI; and

(v)
provide reports to New AABI on a periodic basis, and otherwise when requested in writing by New AABI, concerning the status of the Restricted Material Agreements and any actions taken in relation thereto, and consult with New AABI in advance of taking any such actions or doing, or causing to be done any thing in relation to the Restricted Material Agreements.

(b)	The Trustee shall have the power to enforce Amalco’s undertakings under Section 5(a) directly to the extent Amalco is not complying with them.

6.	Concerning the Trustee

(a)	Subject to the provisions of this Agreement, the Voting Trust created hereby shall be managed by the Trustee.

(b)	The Trustee shall be entitled to receive compensation for his services hereunder at the times and in the amounts as may be agreed to in writing between the Trustee and Amalco.

(c)	The Trustee is expressly authorized to incur and pay all reasonable charges and other expenses which the Trustee deems necessary and proper in the performance of the Trustee’s duties under this Agreement, including for legal counsel and other advisors of his choosing retained on a per diem or hourly basis as the Trustee deems appropriate (or, in the event of any requirement for an advisor in connection with a disposition or proposed disposition under paragraph 4(e), 4(f) or 4(g) above, retained on such other reasonable basis as the Trustee deems appropriate) as well as for office space and equipment and clerical assistance as the Trustee may reasonably require to allow the Trustee to perform the Trustee’s duties hereunder.  Amalco hereby agrees to reimburse and to indemnify the Trustee against all claims, costs of defence (including reasonable attorneys’ fees and disbursements), expenses and liability incurred by the Trustee in connection with the performance of the Trustee’s duties under this Agreement, except those incurred as a result of the Trustee’s gross negligence, intentional wrongful action or wilful misconduct.  Amalco agrees to make any payments to the Trustee pursuant to this paragraph within thirty (30) days of submission by the Trustee of an invoice or bill therefor, plus appropriate supporting documentation.  In the case of any fees and disbursements of any legal or other advisor retained by the Trustee, the Trustee will arrange for copies of the accounts therefor to be given to Amalco and to set out therein in reasonable detail a description of the services rendered together with appropriate supporting documentation.

(d)
The Trustee shall be free from liability in acting upon any paper, document or signature believed by the Trustee to be genuine and to have been signed by the proper party.  The Trustee shall not be liable for any error of judgment in any act done or omitted, nor for any mistake of fact or law, nor for anything which the Trustee may do or refrain from doing in good faith.  In order to obtain Legal Advice and Advice, the Trustee may consult with legal, accounting and business advisors of his own choosing.  Wherever in this Agreement it is provided that the Trustee my take (or not take) some step, action or proceeding based on or in accordance with Legal Advice or Advice, so obtaining such Advice or Legal Advice and acting (or refraining from so acting) thereupon shall be optional to the Trustee and the obtaining of such Advice or Legal Advice shall not be a condition precedent to the taking (or the refraining from taking) of such step, action or proceeding.  Nevertheless, any action, step or proceeding taken (or not taken) in good faith by the Trustee and in accordance with the Legal Advice or other Advice, as appropriate, (whether or not it is provided in this Agreement that such step, action or proceeding is to be taken (or not taken) based upon or in accordance with Legal Advice or Advice) shall be conclusive on the parties to this Agreement and the Trustee shall be fully protected and be subject to no liability in respect thereto.

(e)
The rights and duties of the Trustee hereunder shall terminate upon the Trustee’s bankruptcy, insolvency or death, and no interest in any of the Deposited Securities held by the Trustee or any of the rights and duties of a Trustee may be transferred in any manner except as provided in this Agreement.  The trustee or other personal representatives of a bankrupt, insolvent or deceased Trustee shall, however, have the right and duty to convey any Deposited Securities held by the Trustee to one or more successor Trustees.

(f)
The Trustee may resign by giving thirty (30) days’ advance written notice of resignation to Amalco; provided that a successor Trustee has been appointed and such appointment has received all necessary regulatory approvals and any orders granting such approval have become final orders with respect to which no actions, requests for stay, petitions for rehearing or reconsideration, or appeals are pending, and as to which the time for filing any such request, petition or appeal has expired.  Amalco shall not unreasonably delay in the appointment of a successor Trustee.

(g)
So long as the removal of the Trustee and the appointment of a successor Trustee have first received all necessary regulatory approval and any orders granting such approval have become final orders with respect to which no actions, requests for stay, petitions for rehearing or reconsideration, or appeals are pending, and as to which the time for filing any such request, petition or appeal has expired and the successor Trustee is appointed contemporaneously with the removal of the Trustee, Amalco may remove the Trustee on ten (10) days’ written notice to the Trustee.

(h)
In the event of the resignation, bankruptcy, insolvency or death of the Trustee, he shall be succeeded, subject to such prior approvals of the CRTC as may be required, by a successor Trustee chosen by Amalco.  Any successor Trustee shall succeed to all of the rights and obligations of the Trustee replaced hereunder upon the execution by such successor Trustee of a counterpart of this Agreement.

(i)
The Trustee warrants that he is not a Disqualified Person and that he is not a non-Canadian within the meaning of the Direction to the CRTC (Ineligibility of Non-Canadians) SOR/97-192, 1997 Canada Gazette Part 11, p. 1222 (“Non-Canadian”) and will not take any action that will constitute him a Disqualified Person or a Non-Canadian during his tenure as Trustee.  Any successor Trustee designated pursuant to paragraphs (f), (g) and (h) of this Section 5 shall not be a Disqualified Person or a Non-Canadian.

7.	Beneficial Ownership of Shares, Dividends, Distribution of Proceeds of Sale of Shares or Assets

Subject to the requirements of any agreement granting any security interest in the Deposited Securities in favour of any Lender to secure loans made by such Lender to the Borrower as provided in this Agreement, Amalco shall remain the beneficial owner of the Deposited Securities and all income of the Specialty TVCos shall accrue to the benefit of Amalco and:

(a)
Amalco or its designee shall be entitled to receive, from time to time, payments of dividends, interest, or other distributions if any, collected or received by the Trustee with respect to Deposited Securities.  Such payments shall be made to or to the order of Amalco by the Trustee as soon as practicable after the receipt of such dividends, interest or other distributions.  In lieu of receiving such dividends, interest or other distributions and paying them to Amalco or its designee, if Amalco so advises the Trustee in writing, the Trustee shall instruct the Specialty TVCos in writing to pay such dividends or other distributions directly to Amalco or its designee.  In the event any such instruction is given to the Specialty TVCos, all liability of the Trustee with regard to the payment of such dividends or other distributions shall cease, unless and until such instruction is revoked.  The Trustee may at any time revoke such instruction by written notice to the Specialty TVCos and direct them to make subsequent payments to the Trustee;

(b)
in the event the Trustee receives any additional voting shares of  the Specialty TVCos through a dividend or other distribution with respect to any Deposited Securities, the Trustee shall hold such shares subject to this Agreement as Deposited Securities for the benefit of Amalco or its designee and such shares shall become subject to all of the terms and conditions of this Agreement to the same extent as if they were Deposited Securities acquired by the Trustee pursuant to paragraph 2(a) hereof;

(c)
in the event of the sale of all or substantially all of the assets of the Specialty TVCos, the dissolution or total or partial liquidation of the Specialty TVCos or the sale, exchange or transfer of all or part of the Deposited Securities, the Trustee shall receive the money, securities, rights or property which are distributed or are distributable in respect thereof, or which are received in exchange therefor, and, after paying (or reserving for payment thereof) any expenses incurred pursuant to this Agreement, shall distribute such money, securities, rights or property to Amalco or its designee; and

(d)
if at any time during the term of this Agreement, the Trustee shall receive or collect any money or other property through distribution by the Specialty TVCos to its shareholders, other than as set forth in paragraphs (a), (b) or (c) of this Section 6, the Trustee shall distribute such money or other property to Amalco or its designee.

8.	Commencement of Voting Trust and Termination

The obligations of the parties hereunder shall commence immediately upon the transfer and delivery of the Deposited Securities to the Trustee, and shall terminate upon the delivery to Amalco or its designee of all of the Deposited Securities or the sale thereof or of the assets of the Specialty TVCos that are required to be sold pursuant to a Request Sale Notice as contemplated hereunder and the complete distribution of the proceeds to Amalco, except that the indemnity obligations of Amalco and Amalco’s obligations to pay amounts owing to the Trustee will continue in effect notwithstanding the termination of this Agreement.

9.	Communications

(a)
On a monthly basis, and otherwise when requested in writing by Amalco, the Trustee shall communicate with and provide reports to Amalco concerning the business, maintenance and the operation of the Specialty TVCos.

(b)
Other than as provided in paragraph 5(a), 9(a) or elsewhere in this Agreement, neither Amalco, GSCP, nor any of their respective officers, directors, employees, shareholders or affiliates (other than the Specialty TVCos) shall communicate with the Trustee regarding the operation or management of the Specialty TVCos.  Amalco may communicate with the Trustee and/or officers, directors and employees of the Specialty TVCos concerning any pre-existing contractual arrangements between Amalco and the Specialty TVCos, including the residual services agreement between New AABI and Amalco, the transfer of the Deposited Securities, other information on the procedures of implementing the Reorganization and other procedures required to be taken by the Trustee or the Specialty TVCos pursuant to the terms hereof including, in the event of a Request Sale Notice or Regulatory Disposition Notice, information that could assist the Trustee in his determination as to the manner in which the disposition of any shares or assets to be disposed of by him may be carried out so as to maximize the after-tax proceeds of such disposition to the ultimate recipients thereof.

(c)
The Trustee shall provide to Amalco or its counsel, copies of all written materials sent to or received from the CRTC with respect to the Reorganization and report orally to Amalco or its counsel on the nature and substance of all oral communications with the CRTC with respect to the Reorganization, all to be provided or reported on as soon as reasonably possible.

(d)
Apart from that specified in paragraph 9(c), any notice, direction, request or other instrument required or permitted to be given hereunder shall be in writing (including telecopier, telex, or any other means of communication by which words are capable of being visibly reproduced at a distance point of reception) and given by delivering or sending it by telecopy or other similar means of communication addressed:

(i)	if to Amalco at:

c/o CanWest MediaWorks Inc.
201 Portage Avenue
31st Floor
Winnipeg, Manitoba
R3B 3L7

Attention:                                Richard Leipsic

Fax:                      (204) 947-9841

Copy to Osler, Hoskin & Harcourt LLP
One First Canadian Place
Box 50, 61st Floor
Toronto, Ontario
M5X 1B8

Attention:                                Linda Robinson

Fax:                      (416) 862-6666

Copy to GS Capital Partners VI, L.P.

One New York Plaza

38th Floor

New York, New York

Attention:                                 Ben Adler

Fax:                      (212) 482-3820

Copy to McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto-Dominion Bank Tower
Toronto, Ontario
M5K 1E6

Attention:                                Garth Girvan

Fax:                      (416) 868-0673

(ii)	if to the Trustee at:

32 Normandale Crescent
Toronto, Ontario
M2P 1M8

Attention:                                James B. Macdonald
Fax:                      (647) 439-0818

Any such notice, direction or other instrument given as aforesaid shall be effective upon receipt, unless received on a day which is not a business day in which event it shall be deemed to be received on the next business day.  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

10.	Miscellaneous

(a)
Except for the written agreement between the Trustee and Amalco as to the Trustee’s fees for so acting, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

(b)
This Agreement may be amended from time to time in any manner specified in a written notice given by Amalco to the Trustee to which is attached copies of an amending agreement executed by Amalco for such purpose; provided that all necessary approvals, if any, to each such amendment shall first be obtained from the CRTC.  If any such amendment affects in any way any of the rights of the Trustee herein or increases the amount of any liability or potential liability of the Trustee hereunder as a result of acting pursuant hereto, the Trustee shall not be bound to agree to any such amendment.  Subject to the foregoing, the Trustee shall execute the copies of the amending agreement attached to the notice and return at least two (2) copies to Amalco.

(c)
This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective personal representatives, permitted successors and permitted assigns. Subject to paragraph 6(h), this Agreement and the trusts hereof shall not be assignable by the Trustee.

(d)
If any part of any provision of this Agreement or any other agreement, documents or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining part of said provision or the remaining provisions of this Agreement.

(e)
This Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, shall be governed by and construed exclusively in accordance with the laws of the Province of Ontario.

(f)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

(g)	The Trustee shall comply based on Legal Advice with Public Notice CRTC 1999-196 and all rules, regulations and policies of the CRTC.

(h)
The parties agree and acknowledge that (i) Amalco has agreed to the arrangements provided for in this Agreement pending the CRTC’s consideration of the proposed acquisition by Amalco of the STVCo Interests, (ii) by agreeing to these arrangements, Amalco is not in any way transferring, conveying, selling, assigning, hypothecating, mortgaging, pledging, granting a security interest in, charging or otherwise disposing, alienating or encumbrancing, or otherwise dealing with in a similar manner, its beneficial interest in and to the Deposited Securities or any shares or interests in any of the Regulated Entities or any shareholder or other agreement relating to any of the Regulated Entities; nor is Amalco under any current unconditional agreement or commitment to take any such action, and (iii) the rights of the Trustee under this agreement shall be subject to any existing shareholder or other agreement relating to the Specialty TVCos and any of the Regulated Entities.

        -  -

IN WITNESS WHEREOF the parties have executed this Agreement.

CW MEDIA INC.
Per:
Name:Richard Leipsic
Title: Vice-President
Per:
Name: Riva Richard
Title: Secretary

SIGNED, SEALED AND DELIVERED in the presence of: Witness	James B. Macdonald Trustee

SCHEDULE A

Broadcasting undertakings for which AABI has,

directly or indirectly, been issued a license or authorization

Specialty television undertakings wholly owned, directly or indirectly, by AABI (license holder in parentheses).

History Television (History Television Inc.)

Life Network (Life Network Inc.)

Showcase (Showcase Television Inc.)

Showcase Action (Showcase Television Inc.)

Showcase Diva (Showcase Television Inc.)

The Independent Film Channel Canada (Showcase Television Inc.)

Specialty television undertakings not wholly owned by AABI (license holder in parentheses). 1  The shares of each license holder set out below will be transferred to SpecialtyWorks Holdco as part of the Reorganization:

BBC Canada (Jasper Broadcasting Inc.)

BBC Kids (Jasper Junior Broadcasting Inc.)

Discovery Health Channel (Discovery Health Channel Canada ULC)

Fine Living (HGTV Canada Inc.)

Food Network Canada (Food Network Canada Inc.)

HGTV Canada (HGTV Canada Inc.)

National Geographic Channel (NGC Channel Inc.)2

ONE: The Body, Mind and Spirit Channel (One: The Body, Mind and Spirit Channel Inc.)

Scream (3924181 Canada Inc.)

Partnership interests that will be held directly by Amalco following the Reorganization (license holder in parentheses):

Historia (AABI and Astral Broadcasting Inc., partners in general partnership)

Séries+ (AABI and Astral Broadcasting Inc., partners in general partnership)

Unlaunched Services (authorization holder in parentheses)

D.I.Y. Television (4399781 Canada Inc.)

Girls TV (Showcase Television Inc.)

ZTV (Showcase Television Inc.)

Parent TV (Life Network Inc.)

Military Television (History Television Inc.

1 Does not include AABI’s 22.3% interest in Score Media Inc.

2 NGC Channel Holdings Inc. holds an 80% voting interest in NGC Channel Inc.

CanWest
(CanWest MediaWorks Inc.)
CanWest Holdco
(4414616 Canada Inc.)

Luxco
Schedule B

Post Reorganization Structure

Jointco
(CW Investments Co.)
33⅓% voting interest
66⅔% voting interest

Specialty TV Holdco
(4414624 Canada Inc.)

Third Party Debt

Specialty TV Co
(CW Media Holdings Inc.)

Canco
(4414641 Canada Inc.)
CRTC-approved Voting Trust Agreement

Amalco
(CW Media Inc.)

22.3%

Alliance Atlantis Media Sales Amalco

6631363 Canada Inc.
Barney Productions Holdings Inc.

Score Media Inc.

4399781
Canada Inc.

Life

Network Inc.

Showcase Television Amalco
(Showcase Television Inc.)
History Television Amalco
(History Television Inc.)

Historia Series +

SpecialtyWorks

Holdco

(4437471 Canada Inc.)

New AABI

Amalco

(4437420 Canada Inc.)
50%

Subsidiaries

80%

Broadcast Employees
NGC Channel Inc.
Alliance Atlantis Broadcasting Inc. Assets
Notes:
•	History Television Holdco amalgamates with History Television Inc. to form History Television Amalco
•	Showcase Television Holdco amalgamates with Showcase Television Inc. to form Showcase Television Amalco
•	New AABI Holdco amalgamates with New AABI to form New AABI Amalco
•	Alliance Atlantis Media Sales Holdco amalgamates with Alliance Atlantis Media Sales Inc. to form Alliance Atlantis Media Sales Amalco

SCHEDULE C

RESTRICTED MATERIAL AGREEMENTS

● [LIST REDACTED*]

* The material has been omitted pursuant to a request for confidential treatment and the omitted material has been filed separately with the U.S. Securities and Exchange Commission.